Exhibit 99.1

Contact:	Richard S. Lindahl
	Chief Financial Officer	1919 North Lynn Street
	(571) 303-6956	Arlington, Virginia 22209
	c/o June Connor	www.cebglobal.com

CEB REPORTS SECOND QUARTER RESULTS AND UPDATES 2015 GUIDANCE

Company Raises Full-Year Non-GAAP EPS Outlook

ARLINGTON, Va. – July 28, 2015 – CEB Inc. (“CEB” or the “Company”) (NYSE: CEB) today announced financial results for the second quarter ended June 30, 2015. Revenue increased 0.7% to $232.0 million in the second quarter of 2015 from $230.4 million in the second quarter of 2014. Net income in the second quarter of 2015 was $23.2 million, or $0.69 per diluted share, compared to a net loss of $6.4 million, or $0.19 per diluted share, in the same period of 2014. Included in net income for the second quarter of 2015 was $4.8 million of pre-tax debt extinguishment costs associated with the June 2015 refinancing of the Company’s senior secured credit facility and issuance of senior notes and a $4.7 million pre-tax net non-operating foreign currency loss. Included in net loss for the second quarter of 2014 was a $39.7 million pre-tax impairment loss associated with nondeductible intangible assets and goodwill of Personnel Decision Research Institutes, Inc. (“PDRI”), a $6.6 million pre-tax gain related to a cost method investment, and a $2.0 million pre-tax net non-operating foreign currency loss. Adjusted net income was $40.0 million and Non-GAAP diluted earnings per share were $1.19 in the second quarter of 2015 compared to $27.4 million and $0.81 in the same period of 2014, respectively.

In the first six months of 2015, revenue increased 3.1% to $453.6 million from $439.9 million in the first six months of 2014. Net income in the first six months of 2015 was $42.3 million, or $1.25 per diluted share, compared to $1.2 million, or $0.04 per diluted share, in the same period of 2014. Included in net income for the first six months of 2015 was $4.8 million of pre-tax debt extinguishment costs as described above and a $1.5 million pre-tax net non-operating foreign currency gain. Included in net income for the first six months of 2014 was a $39.7 million pre-tax impairment loss associated with PDRI, a $6.6 million pre-tax gain related to a cost method investment, and a $2.9 million pre-tax net non-operating foreign currency loss. Adjusted net income was $64.5 million and Non-GAAP diluted earnings per share were $1.91 in the first six months of 2015 compared to $46.5 million and $1.36 in the same period of 2014, respectively.

“We continued to make progress on our key priorities in the second quarter – although gaps in planned staffing and slippage in some larger contracts have affected the timing of bookings across the year,” said Tom Monahan, Chairman and CEO. “At the same time, we delivered strong margin expansion, and our tax planning efforts produced initial benefits. We also made changes to our capital structure and continued execution of our enhanced plan for returning capital to shareholders.

“Looking ahead, our teams have done a great job to both accelerate hiring and operate efficiently, so we enter the second half poised to maintain a strong full year profit outlook and produce solid bookings as we set up for continued growth in late 2015 and beyond.”

OUTLOOK FOR 2015

The Company updates its 2015 annual guidance to reflect the timing of bookings, scale benefits, improved annual effective tax rate, and currency movements as follows: Adjusted revenue of $935 to $950 million, revenue of $933 to $948 million, capital expenditures of $30 to $32 million, Non-GAAP diluted earnings per share of $3.65 to $3.90, an Adjusted EBITDA margin between 25.5% and 26.0%, and depreciation and amortization expense of $68 to $70 million. Adjusted revenue refers to revenue before the impact of the reduction of the revenue of SHL Talent Measurement™ and KnowledgeAdvisors™ (referred to as “Metrics That Matter™”) recognized in the post-acquisition period to reflect the adjustment of deferred revenue at the acquisition dates to fair value. The estimated reduction in 2015 revenue to reflect the impact of the deferred revenue fair value adjustment is approximately $2 million. This guidance is based on the following foreign currency exchange rates: 1.55 USD to the British Pound, 1.11 USD to the Euro, and 0.78 USD to the Australian Dollar.

In the first quarter of 2015, the Company adjusted its non-GAAP financial measures to exclude the impact of the net non-operating foreign currency gain (loss) included in other (expense) income. These items primarily result from the remeasurement of foreign currency cash balances held by CEB US and subsidiaries with the USD as their functional currency, USD cash balances held by subsidiaries with a functional currency other than the USD, certain intercompany notes, and the balance sheets of non-US subsidiaries whose functional currency is the USD.

SEGMENT HIGHLIGHTS

The CEB segment includes the historical CEB products and services provided to senior executives and their teams to drive corporate performance. In addition, the CEB segment includes the previously disclosed acquisitions in February 2014 of Talent Neuron™, a provider of market intelligence technology tools based on large-scale data analytics, and Metrics That Matter, a provider of analytics solutions for talent development professionals. The 2014 financial results only include the results of operations of Talent Neuron and Metrics That Matter from their respective dates of acquisition. The SHL Talent Measurement segment includes the SHL products and services of cloud-based solutions for talent assessment and talent mobility, as well as professional services that support those solutions. PDRI, a subsidiary acquired as part of the SHL acquisition, is included in the CEB segment. PDRI provides customized personnel assessment and performance management tools and services primarily to various agencies of the US government and also to commercial enterprises.

CEB Segment

Revenue increased in the second quarter of 2015 to $181.8 million from $175.4 million in the same period of 2014, an increase of 3.7%. Adjusted revenue increased 2.7% (4.6% increase on a constant currency basis) in the second quarter of 2015 to $181.8 million from $176.9 million in the same period of 2014. Adjusted EBITDA in the second quarter of 2015 was $49.8 million compared to $46.4 million in the same period of 2014, an increase of 7.2% (7.9% increase on a constant currency basis). Adjusted EBITDA margin in the second quarter of 2015 was 27.4% of segment Adjusted revenue compared to 26.2% in the second quarter of 2014.

Revenue increased in the first six months of 2015 to $354.7 million from $336.1 million in the same period of 2014, an increase of 5.5%. Adjusted revenue increased 5.0% (6.7% increase on a constant currency basis) in the first six months of 2015 to $354.7 million from $337.9 million in the same period of 2014. Adjusted EBITDA in the first six months of 2015 was $94.1 million compared to $82.1 million in the same period of 2014, an increase of 14.7% (15.3% increase on a constant currency basis). Adjusted EBITDA margin in the first six months of 2015 was 26.5% of segment Adjusted revenue compared to 24.3% in the first six months of 2014.

Contract Value at June 30, 2015 increased 4.1% (6.3% increase on a constant currency basis) to $667.6 million compared to $641.1 million at June 30, 2014. Wallet retention rate at June 30, 2015 was 94% (96% on a constant currency basis) compared to 99% at June 30, 2014. Contract Value per member institution was $95.5 thousand ($97.4 thousand on a constant currency basis) at June 30, 2015 compared to $94.4 thousand at June 30, 2014.

SHL Talent Measurement Segment

Revenue decreased in the second quarter of 2015 to $50.2 million from $55.1 million in the same period of 2014, a decrease of 8.8%. Adjusted revenue decreased 8.3% (1.4% increase on a constant currency basis) in the second quarter of 2015 to $50.9 million from $55.5 million in the same period of 2014. Adjusted EBITDA in the second quarter of 2015 was $10.6 million compared to $9.7 million in the same period of 2014, an increase of 8.8% (26.6% increase on a constant currency basis). Adjusted EBITDA margin in the second quarter of 2015 was 20.8% of segment Adjusted revenue compared to 17.5% in the second quarter of 2014.

Revenue decreased in the first six months of 2015 to $98.9 million from $103.8 million in the same period of 2014, a decrease of 4.7%. Adjusted revenue decreased 5.0% (4.5% increase on a constant currency basis) in the first six months of 2015 to $100.0 million from $105.2 million in the same period of 2014. Adjusted EBITDA in the first six months of 2015 was $19.4 million compared to $15.9 million in the same period of 2014, an increase of 21.6% (41.4% increase on a constant currency basis). Adjusted EBITDA margin in the first six months of 2015 was 19.4% of segment Adjusted revenue compared to 15.1% in the first six months of 2014.

Wallet retention rate at June 30, 2015 was 102% compared to 104% at June 30, 2014. Unlike CEB members, a majority of SHL Talent Measurement customers do not typically enter into contracts for fixed periods, so Contract Value is not a relevant operating statistic for the segment.

QUARTERLY DIVIDEND

The Company announces that its Board of Directors has approved a cash dividend on its common stock for the third quarter of 2015 of $0.375 per share. The dividend is payable on September 30, 2015 to stockholders of record on September 15, 2015. The Company will fund its dividend payments with cash on hand and cash generated from operations.

SHARE REPURCHASE

In the second quarter of 2015, the Company repurchased approximately 74,000 shares of its common stock at a total cost of $6.3 million. These purchases were made pursuant to the Company’s $100 million stock repurchase program approved by the Company’s Board of Directors on February 2, 2015, which is authorized through December 31, 2016.

NON-GAAP FINANCIAL MEASURES

This press release and the accompanying tables, as well as earnings discussions, include a discussion of Adjusted revenue, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Non-GAAP diluted earnings per share, and constant currency financial information, all of which are non-GAAP financial measures provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The term “Adjusted revenue” refers to revenue before the impact of the reduction of SHL and Metrics That Matter revenue recognized in the post-acquisition period to reflect the adjustment of deferred revenue at the acquisition date to fair value (the “deferred revenue fair value adjustment”).

The term “Adjusted EBITDA” refers to net income (loss) before loss from discontinued operations, net of provision for income taxes and excludes the provision for income taxes; interest expense, net; net non-operating foreign currency gain (loss); equity method investment loss; depreciation and amortization; the impact of the deferred revenue fair value adjustment; acquisition related costs; restructuring costs; share-based compensation; gain on cost method investment; debt extinguishment costs; impairment loss; costs associated with exit activities; and gain on acquisition.

The term “Adjusted EBITDA margin” refers to Adjusted EBITDA as a percentage of Adjusted revenue.

The term “Adjusted net income” refers to net income (loss) before loss from discontinued operations, net of provision for income taxes and excludes the after tax effects of the impact of net non-operating foreign currency gain (loss); equity method investment loss; amortization of acquisition related intangibles; the deferred revenue fair value adjustment; acquisition related costs; restructuring costs; share-based compensation; gain on cost method investment; debt extinguishment costs; impairment loss; costs associated with exit activities; and gain on acquisition.

“Non-GAAP diluted earnings per share” refers to diluted earnings (loss) per share before the per share effect of loss from discontinued operations, net of provision for income taxes and excludes the after tax per share effects of net non-operating foreign currency gain (loss); equity method investment loss; amortization of acquisition related intangibles; the impact of the deferred revenue fair value adjustment; acquisition related costs; restructuring costs; share-based compensation; gain on cost method investment; debt extinguishment costs; impairment loss; costs associated with exit activities; and gain on acquisition.

We believe that these non-GAAP financial measures are relevant and useful supplemental information for evaluating our results of operations as compared from period to period and as compared to our competitors. We use these non-GAAP financial measures for internal budgeting and other managerial purposes, including comparison against our competitors, when publicly providing our business outlook, and as a measurement for potential acquisitions. These non-GAAP financial measures are not defined in the same manner by all companies and therefore may not be comparable to other similarly titled measures used by other companies.

Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

•	Certain business combination accounting entries and expenses related to acquisitions: We have adjusted for the impact of the deferred revenue fair value adjustment, amortization of acquisition related intangibles, and acquisition related costs. We incurred transaction and certain other operating expenses in connection with our acquisitions which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. We believe that excluding these acquisition related items from our non-GAAP financial measures provides useful supplemental information to our investors and is important in illustrating what our core operating results would have been had we not incurred these acquisition related items since the nature, size, and number of acquisitions can vary from period to period.

•	Share-based compensation: Although share-based compensation is a key incentive offered to our employees, we evaluate our operating results excluding such expense. Accordingly, we exclude share-based compensation from our non-GAAP financial measures because we believe it provides valuable supplemental information that helps investors have a more complete understanding of our operating results. In addition, we believe the exclusion of this expense facilitates the ability of our investors to compare our operating results with those of other peer companies, many of which also exclude such expense in determining their non-GAAP measures, given varying valuation methodologies, subjective assumptions, and the variety and amount of award types that may be utilized.

•	Net non-operating foreign currency gain (loss): Beginning in the first quarter of 2015, we adjusted for the impact of the net non-operating foreign currency gain (loss) included in other (expense) income. These items primarily result from the remeasurement of foreign currency cash balances held by CEB US and subsidiaries with the USD as their functional currency, USD cash balances held by subsidiaries with a functional currency other than the USD, certain intercompany notes, and the balance sheets of non-US subsidiaries whose functional currency is the USD. We believe this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

•	Equity method investment loss and restructuring costs: We believe that excluding these items from our non-GAAP financial measures provides useful supplemental information to our investors and is important in illustrating what our core operating results would have been had we not incurred these items. We exclude these items because management does not believe they correlate to the ongoing operating results of the business.

CEB is a global company that reports financial information in USD. Foreign currency exchange rate fluctuations affect the amounts reported from translating foreign revenues and expenses into USD. These rate fluctuations can have a significant effect on our reported operating results. As a supplement to our reported operating results, we present constant currency financial information. We use constant currency financial information to provide a framework to assess how our business performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses. To calculate financial information on a constant currency basis, financial information in the current period for amounts recorded in currencies other than the USD is translated into USD at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These non-GAAP measures may be considered in addition to results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in the accompanying tables.

With respect to our 2015 annual guidance, reconciliations of net income to Adjusted EBITDA, net income to Adjusted net income, and GAAP diluted earnings per share to Non-GAAP diluted earnings per share as projected for 2015 are not provided because we cannot, without unreasonable effort, determine the components of net income and GAAP diluted earnings per share to provide reconciliations with certainty.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements using words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” and variations of such words or similar expressions are intended to identify forward-looking statements. In addition, all statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to our 2015 annual guidance. You are hereby cautioned that these statements are based upon our expectations at the time we make them and may be affected by important factors including, among others, the factors set forth below and in our filings with the US Securities and Exchange Commission (“SEC”), and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, our dependence on renewals of our membership-based services, the sale of additional programs to existing members and our ability to attract new members, our potential failure to adapt to changing member needs and demands, our potential failure to develop and sell, or expand sales markets for our SHL Talent Measurement tools and services, our potential inability to attract and retain a significant number of highly skilled employees or successfully manage succession planning issues, fluctuations in operating results, our potential inability to protect our intellectual property rights, our potential inability to adequately maintain and protect our information technology infrastructure and our member and client data, potential confusion about our rebranding, including our integration of the SHL Talent Measurement brand, our potential exposure to loss of revenue resulting from our unconditional service guarantee, exposure to litigation related to our content, various factors that could affect our estimated income tax rate or our ability to use our existing deferred tax assets, changes in estimates, assumptions or revenue recognition policies used to prepare our consolidated financial statements, including those related to testing for potential goodwill impairment, our potential inability to make, integrate and maintain acquisitions and investments, the amount and timing of the benefits expected from acquisitions and investments, the risk that we will be required to recognize additional impairments to the carrying value of the significant goodwill and amortizable intangible asset amounts included in our balance sheet as a result of our acquisitions, which would require us to record charges that would reduce our reported results, our potential inability to effectively manage the risks associated with the indebtedness we incurred and the senior secured credit facilities we entered into in connection with our acquisition of SHL or any additional indebtedness we may incur in the future, our potential inability to effectively manage the risks associated with our international operations, including the risk of foreign currency exchange fluctuations, our potential inability to effectively anticipate, plan for and respond to changing economic and financial market conditions, especially in light of ongoing uncertainty in the worldwide economy, the US economy, and possible volatility of our stock price. Various important factors that could cause our actual results to differ from our expected or historical results are discussed more fully in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our filings with the SEC, including, but not limited to, our 2014 Annual Report on Form 10-K filed on February 27, 2015. The forward-looking statements in this press release are made as of July 28, 2015, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

ABOUT CEB

CEB is a best practice insight and technology company. In partnership with leading organizations around the globe, we develop innovative solutions to drive corporate performance. CEB equips leaders at more than 10,000 companies with the intelligence to effectively manage talent, customers, and operations. CEB is a trusted partner to 90% of the Fortune 500, nearly 75% of the Dow Jones Asian Titans, and more than 85% of the FTSE 100. More at cebglobal.com.

CEB Inc.

Financial Highlights and Other Operating Statistics

	Selected Percentage Changes	Three Months Ended June 30,		Selected Percentage Changes	Six Months Ended June 30,
		2015	2014		2015	2014

Financial Highlights:
(In thousands, except per share data)

Revenue	0.7%	$231,964	$230,427	3.1%	$453,563	$439,864
Adjusted revenue (1)	0.1%	$232,653	$232,377	2.6%	$454,671	$443,098
Net income (loss)		$23,212	$(6,421)		$42,302	$1,235
Adjusted net income (1)	45.8%	$39,983	$27,423	38.7%	$64,533	$46,541
Adjusted EBITDA (1)	7.5%	$60,358	$56,158	15.8%	$113,495	$97,982
Adjusted EBITDA margin (1)		25.9%	24.2%		25.0%	22.1%
Diluted earnings (loss) per share		$0.69	$(0.19)		$1.25	$0.04
Non-GAAP diluted earnings per share (1)	46.9%	$1.19	$0.81	40.4%	$1.91	$1.36

Other Operating Statistics:
CEB segment Contract Value (in thousands) (2)				4.1%	$667,649	$641,091
Constant currency CEB segment Contract Value (in thousands) (3)				6.3%	$681,231
CEB segment Member institutions (4)				3.0%	6,983	6,780
CEB segment Contract Value per member institution (4)				1.2%	$95,483	$94,366
Constant currency CEB segment Contract Value per member institution (3)				3.2%	$97,400
CEB segment Wallet retention rate (5)					94%	99%
Constant currency CEB segment Wallet retention rate (3)					96%
SHL Talent Measurement segment Wallet retention rate (6)					102%	104%

(1)	See “Non-GAAP Financial Measures” for further explanation.
(2)	We define “CEB segment Contract Value,” at the end of the quarter, as the aggregate annualized revenue attributed to all agreements in effect on such date, without regard to the remaining duration of any such agreement. CEB segment Contract Value does not include the impact of PDRI.
(3)	Calculated on a constant currency basis whereby financial information in the current period for amounts recorded in currencies other than the USD is translated into USD at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
(4)	We define “CEB segment Member institutions,” at the end of the quarter, as member institutions with Contract Value in excess of $10,000. The same definition is applied to “CEB segment Contract Value per member institution.”
(5)	We define “CEB segment Wallet retention rate,” at the end of the quarter, as the total current year segment Contract Value from prior year members as a percentage of the total prior year segment Contract Value. The CEB segment Wallet retention rate does not include the impact of PDRI.
(6)	We define “SHL Talent Measurement segment Wallet retention rate,” at the end of the quarter on a constant currency basis, as the last current 12 months of total segment Adjusted revenue from prior year customers as a percentage of the prior 12 months of total segment Adjusted revenue.

CEB Inc.

Unaudited Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue (1)	$231,964	$230,427	$453,563	$439,864
Costs and expenses:
Cost of services (2)	82,432	84,080	161,091	161,318
Member relations and marketing (2)	65,509	67,034	131,594	133,797
General and administrative (2)	28,293	29,300	57,098	58,425
Acquisition related costs (3)	—	1,106	—	2,445
Restructuring costs	—	—	1,238	—
Impairment loss	—	39,700	—	39,700
Depreciation and amortization	16,892	18,437	33,734	34,931

Total costs and expenses	193,126	239,657	384,755	430,616

Operating profit (loss)	38,838	(9,230)	68,808	9,248
Other (expense) income, net
Debt extinguishment costs	(4,775)	—	(4,775)	—
Interest income and other (4)	(5,360)	(1,435)	366	(2,088)
Gain on cost method investment	—	6,585	—	6,585
Interest expense	(4,787)	(4,528)	(9,226)	(9,311)

Other (expense) income, net	(14,922)	622	(13,635)	(4,814)

Income (loss) before provision for income taxes	23,916	(8,608)	55,173	4,434
Provision for income taxes	704	(2,187)	12,871	3,199

Net income (loss)	$23,212	$(6,421)	$42,302	$1,235

Basic earnings (loss) per share	$0.69	$(0.19)	$1.26	$0.04
Diluted earnings (loss) per share	$0.69	$(0.19)	$1.25	$0.04

Weighted average shares outstanding
Basic	33,458	33,703	33,516	33,709
Diluted	33,694	34,003	33,827	34,101

Percentage of Adjusted Revenue
Cost of services	35.4%	36.2%	35.4%	36.4%
Member relations and marketing	28.2%	28.8%	28.9%	30.2%
General and administrative	12.2%	12.6%	12.6%	13.2%
Depreciation and amortization	7.3%	7.9%	7.4%	7.9%
Operating profit (loss)	16.7%	(4.0)%	15.1%	2.1%
Adjusted EBITDA (5)	25.9%	24.2%	25.0%	22.1%

(1)	Net of a reduction to reflect the impact of the deferred revenue fair value adjustment of $0.7 million and $2.0 million in the three months ended June 30, 2015 and 2014 and $1.1 million and $3.2 million in the six months ended June 30, 2015 and 2014, respectively.
(2)	The Company adjusted its allocation of certain costs in the three and six months ended June 30, 2014 to conform to the current period presentation. The reclassification did not have an impact on total costs and expenses or operating profit.
(3)	Acquisition related costs in the three and six months ended June 30, 2014 primarily relate to transaction and integration costs associated with the acquisitions of Metrics That Matter and Talent Neuron.
(4)	Interest income and other in the three months ended June 30, 2015 includes $0.1 million of interest income offset by a $4.7 million net foreign currency loss, a $0.2 million decrease in the fair value of deferred compensation plan, $0.1 million of equity method investment losses and $0.5 million of other losses. Interest income and other in the three months ended June 30, 2014 includes a $0.6 million increase in the fair value of deferred compensation plan assets and $0.2 million of interest income offset by a $2.0 million net foreign currency loss and $0.2 million of other loss. Interest income and other in the six months ended June 30, 2015 includes a $1.5 million net foreign currency gain, $0.2 million of interest income, and a $0.2 million increase in the fair value of deferred compensation plan assets offset by $0.9 million of equity method investment losses and $0.6 million of other losses. Interest income and other in the six months ended June 30, 2014 includes a $0.8 million increase in the fair value of deferred compensation plan assets and $0.2 million of interest income offset by a $2.9 million net foreign currency loss and $0.2 million of other loss.
(5)	See “Non-GAAP Financial Measures” for further explanation.

CEB Inc.

Segment Operating Results

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Adjusted Revenue (1)
CEB segment	$181,773	$176,917	$354,721	$337,936
SHL Talent Measurement segment	50,880	55,460	99,950	105,162

	$232,653	$232,377	$454,671	$443,098

Adjusted EBITDA (1)(2)
CEB segment	$49,782	$46,437	$94,145	$82,065
SHL Talent Measurement segment	10,576	9,721	19,350	15,917

	$60,358	$56,158	$113,495	$97,982

Adjusted EBITDA Margin (1)(2)
CEB segment	27.4%	26.2%	26.5%	24.3%
SHL Talent Measurement segment	20.8%	17.5%	19.4%	15.1%
Consolidated	25.9%	24.2%	25.0%	22.1%

(1)	See “Non-GAAP Financial Measures” for further explanation.
(2)	The net non-operating foreign currency (loss) gain included in Interest income and other was $(4.7) million and $(2.0) million in the three months ended June 30, 2015 and 2014, respectively and $1.5 million and $(2.9) million in the six months ended June 30, 2015 and 2014, respectively.

CEB Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$124,143	$114,934
Accounts receivable, net (1)	195,515	283,069
Deferred income taxes, net	15,828	19,834
Deferred incentive compensation	26,684	25,779
Prepaid expenses and other current assets (3)	48,369	19,099

Total current assets	410,539	462,715

Deferred income taxes, net	1,688	909
Property and equipment, net	109,565	112,524
Goodwill	447,174	441,207
Intangible assets, net	247,127	260,383
Other non-current assets (3)	84,091	74,728

Total assets	$1,300,184	$1,352,466

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$67,975	$89,696
Accrued incentive compensation	40,368	65,731
Deferred revenue (2)	441,569	452,679
Deferred income taxes, net	297	190
Debt – current portion (3)	4,941	15,544

Total current liabilities	555,150	623,840

Deferred income taxes	33,453	34,563
Other liabilities	123,350	122,832
Debt – long term (3)	488,362	485,094

Total liabilities	1,200,315	1,266,329

Total stockholders’ equity	99,869	86,137

Total liabilities and stockholders’ equity	$1,300,184	$1,352,466

(1)	Includes accounts receivable, net of $63.1 million and $61.7 million at June 30, 2015 and December 31, 2014, respectively, related to the SHL Talent Measurement segment.
(2)	Includes deferred revenue of $73.0 million and $67.4 million at June 30, 2015 and December 31, 2014, respectively, related to the SHL Talent Measurement segment.
(3)	In the second quarter of 2015, the Company early adopted ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs. The December 31, 2014 balance sheet was retrospectively adjusted resulting in a reclassification of $2.1 million from Prepaid expenses and other current assets and $2.8 million from Other non-current assets to the debt liability.

CEB Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2015	2014
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$42,302	$1,235
Adjustments to reconcile net income to net cash flows provided by operating activities:
Debt extinguishment costs	4,775	—
Impairment loss	—	39,700
Gain on cost method investment	—	(6,585)
Equity method investment loss	898	—
Depreciation and amortization	33,734	34,931
Amortization of credit facility issuance costs	1,242	1,294
Deferred income taxes	797	(13,851)
Share-based compensation	9,003	7,757
Excess tax benefits from share-based compensation arrangements	(3,989)	(3,053)
Net foreign currency remeasurement (gain) loss	(857)	1,755
Changes in operating assets and liabilities:
Accounts receivable, net	86,697	68,630
Deferred incentive compensation	(951)	(901)
Prepaid expenses and other current assets	(27,119)	(2,715)
Other non-current assets	(9,404)	(902)
Accounts payable and accrued liabilities	(18,032)	(22,528)
Accrued incentive compensation	(25,098)	(21,560)
Deferred revenue	(8,948)	3,626
Other liabilities	208	3,325

Net cash flows provided by operating activities	85,258	90,158

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(13,401)	(23,819)
Cost method and other investments	(2,589)	(1,092)
Acquisition of businesses, net of cash acquired	(5,808)	(58,902)

Net cash flows used in investing activities	(21,798)	(83,813)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of senior notes	250,000	—
Debt payments	(257,250)	(5,376)
Debt issuance costs	(5,275)	—
Proceeds from the issuance of common stock under the employee stock purchase plan	757	557
Excess tax benefits from share-based compensation arrangements	3,989	3,053
Purchase of treasury shares	(12,623)	(5,241)
Withholding of shares to satisfy minimum employee tax withholding for equity awards	(8,302)	(6,673)
Payment of dividends	(25,115)	(17,691)

Net cash flows used in financing activities	(53,819)	(31,371)

Effect of exchange rates on cash	(432)	713

Net increase (decrease) in cash and cash equivalents	9,209	(24,313)
Cash and cash equivalents, beginning of year	114,934	119,554

Cash and cash equivalents, end of period	$124,143	$95,241

CEB Inc.

Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share data)

A reconciliation of each of the non-GAAP measures to the most directly comparable GAAP measure is provided below.

Adjusted Revenue

	Three Months Ended June 30, 2015			Three Months Ended June 30, 2014
	CEB	SHL	Total	CEB	SHL	Total
Revenue	$181,773	$50,191	$231,964	$175,370	$55,057	$230,427
Impact of the deferred revenue fair value adjustment	—	689	689	1,547	403	1,950

Adjusted revenue	$181,773	$50,880	$232,653	$176,917	$55,460	$232,377

	Six Months Ended June 30, 2015			Six Months Ended June 30, 2014
	CEB	SHL	Total	CEB	SHL	Total
Revenue	$354,667	$98,896	$453,563	$336,089	$103,775	$439,864
Impact of the deferred revenue fair value adjustment	54	1,054	1,108	1,847	1,387	3,234

Adjusted revenue	$354,721	$99,950	$454,671	$337,936	$105,162	$443,098

Adjusted EBITDA

	Three Months Ended June 30, 2015			Three Months Ended June 30, 2014
	CEB	SHL	Total	CEB	SHL	Total
Net income (loss)			$23,212			$(6,421)
Provision for income taxes			704			(2,187)
Interest expense, net			4,693			4,347
Debt extinguishment costs			4,775			—
Gain on cost method investment			—			(6,585)
Other expense, net			5,454			1,616

Operating profit (loss)	$37,453	$1,385	38,838	$(9,158)	$(72)	(9,230)
Other expense, net	(3,285)	(2,169)	(5,454)	(1,008)	(608)	(1,616)
Net non-operating foreign currency loss	2,675	2,057	4,732	1,693	341	2,034
Equity method investment loss	6	55	61	—	—	—
Depreciation and amortization	8,811	8,081	16,892	9,343	9,094	18,437
Impact of the deferred revenue fair value adjustment	—	689	689	1,547	403	1,950
Acquisition related costs	—	—	—	1,106	—	1,106
Restructuring costs	—	—	—	—	—	—
Impairment loss	—	—	—	39,700	—	39,700
Share-based compensation	4,122	478	4,600	3,214	563	3,777

Adjusted EBITDA	$49,782	$10,576	$60,358	$46,437	$9,721	$56,158

Adjusted EBITDA margin	27.4%	20.8%	25.9%	26.2%	17.5%	24.2%

CEB Inc.

Reconciliation of Non-GAAP Financial Measures (Continued)

(In thousands, except per share data)

Adjusted EBITDA (Continued)

	Six Months Ended June 30, 2015			Six Months Ended June 30, 2014
	CEB	SHL	Total	CEB	SHL	Total
Net income			$42,302			$1,235
Provision for income taxes			12,871			3,199
Interest expense, net			9,037			9,155
Debt extinguishment costs			4,775			—
Gain on cost method investment			—			(6,585)
Other (income) expense, net			(177)			2,244

Operating profit (loss)	$68,388	$420	68,808	$13,216	$(3,968)	9,248
Other income (expense), net	123	54	177	(1,089)	(1,155)	(2,244)
Net non-operating foreign currency (gain) loss	(1,135)	(336)	(1,471)	2,080	831	2,911
Equity method investment loss	649	249	898	—	—	—
Depreciation and amortization	17,633	16,101	33,734	17,135	17,796	34,931
Impact of the deferred revenue fair value adjustment	54	1,054	1,108	1,847	1,387	3,234
Acquisition related costs	—	—	—	2,445	—	2,445
Restructuring costs	290	948	1,238	—	—	—
Impairment loss	—	—	—	39,700	—	39,700
Share-based compensation	8,143	860	9,003	6,731	1,026	7,757

Adjusted EBITDA	$94,145	$19,350	$113,495	$82,065	$15,917	$97,982

Adjusted EBITDA margin	26.5%	19.4%	25.0%	24.3%	15.1%	22.1%

Adjusted Net Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income (loss)	$23,212	$(6,421)	$42,302	$1,235
Net non-operating foreign currency loss (gain) (1)	4,182	1,895	(1,206)	2,689
Debt extinguishment costs (1)	2,841	—	2,841	—
Equity method investment loss (1)	59	—	636	—
Amortization of acquisition related intangibles (1)	6,307	7,429	12,675	13,929
Impact of the deferred revenue fair value adjustment (1)	517	1,219	827	2,127
Acquisition related costs (1)	—	743	—	1,545
Restructuring costs (1)	—	—	860	—
Impairment loss (2)	—	24,139	—	24,139
Gain on cost method investment (1)	—	(3,944)	—	(3,944)
Share-based compensation (1)	2,865	2,363	5,598	4,821

Adjusted net income	$39,983	$27,423	$64,533	$46,541

CEB Inc.

Reconciliation of Non-GAAP Financial Measures (Continued)

(In thousands, except per share data)

Non-GAAP Diluted Earnings per Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Diluted earnings (loss) per share	$0.69	$(0.19)	$1.25	$0.04
Net non-operating foreign currency loss (gain) (1)	0.12	0.06	(0.04)	0.07
Debt extinguishment costs (1)	0.08	—	0.08	—
Equity method investment loss (1)	—	—	0.02	—
Amortization of acquisition related intangibles (1)	0.19	0.22	0.37	0.41
Impact of the deferred revenue fair value adjustment (1)	0.02	0.04	0.03	0.06
Acquisition related costs (1)	—	0.02	—	0.05
Restructuring costs (1)	—	—	0.03	—
Impairment loss (2)	—	0.71	—	0.71
Gain on cost method investment (1)	—	(0.12)	—	(0.12)
Share-based compensation (1)	0.09	0.07	0.17	0.14

Non-GAAP diluted earnings per share	$1.19	$0.81	$1.91	$1.36

(1)	Adjustments are net of the annual estimated income tax effect using statutory rates based on the relative amounts allocated to each jurisdiction in the applicable period. The following income tax rates were used: 18% in 2015 and 10% in 2014 for the net non-operating foreign currency loss (gain); 40% in 2015 for the debt extinguishment costs; 29% in 2015 for the equity method investment loss; 29% in 2015 and 30% in 2014 for the amortization of acquisition related intangibles; 26% in 2015 and 29% in 2014 for the impact of the deferred revenue fair value adjustment; 40% in 2014 for acquisition related costs; 31% in 2015 for restructuring costs; 40% in 2014 for the gain on cost method investment; and 38% in 2015 and 2014 for share-based compensation.
(2)	The $39.7 million impairment loss associated with PDRI’s non-deductible intangible assets and goodwill recognized in the three months ended June 30, 2014 was not treated as a discrete event in the provision for income taxes; rather, it was considered to be a component of the estimated annual effective tax rate. Approximately $0.4 million of the income tax effect associated with the non-deductible goodwill impairment loss was reflected in the income tax provision in the three and six months ended June 30, 2014 and the remaining tax effect was added back in the third and fourth quarter of 2014 to bring the full year adjustment to $31.4 million.

Constant Currency

	Three Months Ended June 30, 2015
	CEB	SHL	Total
Adjusted revenue	$181,773	$50,880	$232,653
Currency exchange rate fluctuations	3,327	5,370	8,697

Constant currency Adjusted revenue	$185,100	$56,250	$241,350

Adjusted EBITDA	$49,782	$10,576	$60,358
Currency exchange rate fluctuations	333	1,734	2,067

Constant currency Adjusted EBITDA	$50,115	$12,310	$62,425

CEB Inc.

Reconciliation of Non-GAAP Financial Measures (Continued)

(In thousands, except per share data)

Constant Currency (Continued)

	Six Months Ended June 30, 2015
	CEB	SHL	Total
Adjusted revenue	$354,721	$99,950	$454,671
Currency exchange rate fluctuations	5,953	9,964	15,917

Constant currency Adjusted revenue	$360,674	$109,914	$470,588

Adjusted EBITDA	$94,145	$19,350	$113,495
Currency exchange rate fluctuations	481	3,150	3,631

Constant currency Adjusted EBITDA	$94,626	$22,500	$117,126